SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934 (Amendment No. )

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ADVANTUS SERIES FUND, INC.

(Name of Registrant as Specified in its Charter)

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ADVANTUS SERIES FUND, INC.

INTERNATIONAL BOND PORTFOLIO

400 ROBERT STREET NORTH

ST. PAUL, MINNESOTA 55101-2098

February 5, 2007

Dear Beneficial Owner:

Effective January 11, 2007, the ownership of Julius Baer Investments Limited (“JBIL”), the investment sub-adviser to the International Bond Portfolio (the “Portfolio”), changed. Specifically, Julius Baer Holdings Ltd., which previously owed JBIL in its entirety, sold a controlling interest in JBIL to Augustus Holding Limited, which is owned by several key members of JBIL’s management team. Although the management and organizational structure of JBIL have not changed, the change in ownership of JBIL constitutes a change in control which results automatically in the assignment and termination of the previous sub-advisory agreement, dated January 27, 2005, between the Portfolio’s investment adviser, Advantus Capital Management, Inc. (the “Adviser”), and JBIL. JBIL also changed its name to Augustus Asset Managers Limited (hereafter, “JBIL” is used generally in reference to the Portfolio’s sub-adviser, whether named Julius Baer Investments Limited or Augustus Asset Managers Limited).

Pursuant to an exemptive order received by Advantus Series Fund, Inc. and the Adviser from the U.S. Securities and Exchange Commission, the Board of Directors has approved a new sub-advisory agreement between the Adviser and JBIL, effective as of the date of the change in ownership of JBIL (i.e., January 11, 2007). The exemptive order permits the Board generally to approve changes in the Portfolio’s sub-adviser and in the sub-advisory agreement, upon recommendation of the Adviser, without shareholder approval. The new sub-advisory agreement is identical in all material respects to the previous sub-advisory agreement, except that the date of the sub-advisory agreement has changed. The JBIL investment personnel who provided services to the Portfolio prior to January 11, 2007, continue to provide such services.

As the owner of a variable life insurance or variable annuity contract, you are an indirect participant in the Portfolio. Accordingly, we are providing you with the attached information statement to inform you of these changes to the Portfolio. We are not asking you for a proxy and you are requested not to send us a proxy.

Sincerely,

Dianne M. Orbison

President

ADVANTUS SERIES FUND, INC.

INTERNATIONAL BOND PORTFOLIO

400 ROBERT STREET NORTH

ST. PAUL, MINNESOTA 55101-2098

INFORMATION STATEMENT

INTRODUCTION

This information statement is being provided to you on behalf of the Board of Directors of Advantus Series Fund, Inc. (the “Fund”) by Minnesota Life Insurance Company (“Minnesota Life”). The International Bond Portfolio (the “Portfolio”) issues and sells its shares to the separate accounts of Minnesota Life and to the separate accounts of other life insurance companies, including but not limited to life insurance affiliates of Minnesota Life. The separate accounts hold shares of mutual funds, including the Portfolio, which fund benefits under variable annuity contracts or variable life insurance contracts (the “Variable Contracts”) issued by Minnesota Life or the other insurance companies. You are receiving this information statement because, as the owner of a Variable Contract, you are an indirect participant in the Portfolio.

Effective January 11, 2007, the ownership of Julius Baer Investments Limited (“JBIL”), the investment sub-adviser to the Portfolio, changed. Specifically, Julius Baer Holdings Ltd., which previously owed JBIL in its entirety, sold a controlling interest in JBIL to Augustus Holding Limited, which is owned by several key members of JBIL’s management team. Although the management and organizational structure of JBIL have not changed, the change in ownership of JBIL constitutes a change in control which results automatically in the assignment and termination of the previous sub-advisory agreement, dated January 27, 2005, between the Portfolio’s investment adviser, Advantus Capital Management, Inc. (the “Adviser”), and JBIL. JBIL also changed its name to Augustus Asset Managers Limited (hereafter in this information statement, “JBIL” is used generally in reference to the Portfolio’s sub-adviser, whether named Julius Baer Investments Limited or Augustus Asset Managers Limited).

At a meeting held on November 2, 2006, and in contemplation of the change in ownership of JBIL, the Board of Directors voted unanimously to approve a new sub-advisory agreement between the Adviser and JBIL, effective as of the date of the change in ownership of JBIL (i.e., January 11, 2007). The Board approved the new sub-advisory agreement without shareholder approval pursuant to an exemptive order received by the Fund and the Adviser from the U.S. Securities and Exchange Commission (“SEC”). The exemptive order permits the Board to approve changes in the Portfolio’s sub-adviser and in the sub-advisory agreement, upon recommendation of the Adviser, without shareholder approval. The new sub-advisory agreement is identical in all material respects to the previous sub-advisory agreement, except that the date of the sub-advisory agreement has changed. The JBIL investment personnel who provided services to the Portfolio prior to January 11, 2007, continue to provide such services.

Pursuant to the terms of the exemptive order, this information statement is being provided to owners of certain Variable Contracts who, by virtue of their ownership of the Variable Contracts, beneficially owned shares of the Portfolio at the close of business on January 25, 2007. This information statement describes the circumstances surrounding the Board’s approval of the new sub-advisory agreement between the Adviser and JBIL and provides you with an overview of the terms of the new sub-advisory agreement. You do not need to take any action; this statement is provided for information only.

WE ARE NOT ASKING YOU FOR A PROXY,

AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

BACKGROUND INFORMATION

Advantus Series Fund, Inc. (the “Fund”)

The Fund is a Minnesota corporation, organized on February 22, 1985, consisting of various investment portfolios, each of which operates as a no-load, diversified, open-end management investment company, except that the Portfolio operates as a non-diversified, open-end management investment company. The Fund is a series fund, which means that it has several different portfolios.

Currently, shares of the Fund, including shares of the Portfolio, are sold only to Minnesota Life, a Minnesota corporation, and to the separate accounts of other life insurance companies, including but not limited to life insurance affiliates of Minnesota Life. The separate accounts, which are the owners of the shares of the Fund, invest in the shares of each of the Fund’s portfolios in accordance with instructions received from the owners of the Variable Contracts issued by Minnesota Life or the other insurance companies. Minnesota Life, through its separate accounts which fund the Variable Contracts, owned 100% of the shares outstanding of each portfolio of the Fund as of December 31, 2006. As a result, Minnesota Life is a controlling person of the Fund and through its ownership of shares of the Fund, may elect all the directors of the Fund and approve other Fund actions. Minnesota Life’s address is 400 Robert Street North, St. Paul, Minnesota 55101-2098.

Advantus Capital Management, Inc. (the “Adviser”)

The investment adviser for the Fund is Advantus Capital Management, Inc. The Adviser has been the investment adviser and manager of the Fund, including the Portfolio, since May 1, 1997. The Adviser acts as such pursuant to a written agreement that is periodically considered for approval by the Board of Directors or shareholders of the Fund. The address of the Adviser is 400 Robert Street North, St. Paul, Minnesota 55101-2098.

The Adviser was incorporated in Minnesota on June 3, 1994, and is an affiliate of Minnesota Life. All of the shares of the voting stock of Minnesota Life are owned by a second tier intermediate stock holding company named Securian Financial Group, Inc., which in turn is a wholly-owned subsidiary of a first tier intermediate stock holding company named Securian Holding Company, which in turn is a wholly-owned subsidiary of the ultimate parent, Minnesota Mutual Companies, Inc. The Adviser is also a wholly-owned subsidiary of Securian Financial Group, Inc.

Dianne M. Orbison, President and Director of the Fund, is President, Chief Investment Officer, Treasurer and Director of the Adviser. Gary M. Kleist, Vice President and Treasurer of the Fund, is Financial Vice President and Director of the Adviser. Vicki L. Bailey, Chief Compliance Officer of the Fund, is Vice President, Investment Law, Chief Compliance Officer and Secretary of the Adviser.

The Adviser acts as investment adviser and manager of the Fund, including the Portfolio, under an Investment Advisory Agreement dated May 1, 2000, and amended with respect to certain of the fees set forth on Schedule A thereto on December 28, 2004 (the “Investment Advisory Agreement”), which originally became effective on May 1, 2000 after it was approved by shareholders on April 17, 2000. Schedule A to the Investment Advisory Agreement, as amended, was approved by shareholders of the Fund, including the Portfolio, on December 28, 2004 and became effective on January 1, 2005. The Investment Advisory Agreement was last approved by the Board of Directors of the Fund (including a majority of the directors who are not parties to the contract, or interested persons of any such party) on January 24, 2007.

The Investment Advisory Agreement terminates automatically in the event of assignment. In addition, the Investment Advisory Agreement is terminable at any time, without penalty, by the Board of Directors of the Fund or by vote of a majority of the Fund’s outstanding voting securities on 60 days’ written notice to the Adviser, and by the Adviser on 60 days’ written notice to the Fund. Unless sooner terminated, the Investment

Advisory Agreement shall continue in effect for more than two years after its execution only so long as such continuance is specifically approved at least annually either by the Board of Directors of the Fund or by a vote of a majority of the outstanding voting securities, provided that in either event such continuance is also approved by the vote of a majority of the directors who are not interested persons of any party to the Investment Advisory Agreement, cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval of any continuance of the Investment Advisory Agreement shall be effective with respect to any portfolio if a majority of the outstanding voting securities of the class of capital stock of that portfolio votes to approve such continuance, notwithstanding that such continuance may not have been approved by a majority of the outstanding voting securities of the Fund.

The Adviser does not currently serve as investment adviser to any other fund, registered with the SEC under the 1940 Act, that has an investment objective similar to the investment objective of the Portfolio.

The Fund and the Adviser have obtained an exemptive order from the SEC which permits the Adviser to employ a “manager of managers” strategy in connection with its management of the Fund. The exemptive order permits the Adviser, subject to certain conditions, to select new investment sub-advisers with the approval of the Fund’s Board of Directors, but without obtaining shareholder approval. The order also permits the Adviser to change the terms of agreements with the investment sub-advisers or continue the employment of an investment sub-adviser after an event which would otherwise cause the automatic termination of services (such as a change in control of the sub-adviser). Shareholders are notified of any investment sub-adviser changes. Shareholders have the right to terminate arrangements with an investment sub-adviser by vote of a majority of the outstanding shares of a portfolio. The Adviser has the ultimate responsibility for the investment performance of each of the Fund’s portfolios employing investment sub-advisers due to its responsibility to oversee the investment sub-advisers and recommend their hiring, termination and replacement.

Principal Underwriter and Administrator

The principal underwriter for the Fund is Securian Financial Services, Inc. Minnesota Life serves as administrative services agent to the Fund. Administrative services provided to the Fund by Minnesota Life include accounting oversight, financial reporting, legal and other administrative services. The address of both Securian Financial Services and Minnesota Life is 400 Robert Street North, St. Paul, Minnesota 55101-2098.

Investment Sub-Adviser—Julius Baer Investments Limited/Augustus Asset Managers Limited (“JBIL”)

JBIL (now known as Augustus Asset Managers Limited) serves as the investment sub-adviser to the Portfolio. Prior to January 11, 2007, JBIL served as sub-adviser pursuant to an Investment Sub-Advisory Agreement with the Adviser dated January 27, 2005 (the “2005 Agreement”).

Effective January 11, 2007, the ownership of JBIL changed. Specifically, Julius Baer Holdings Ltd., which previously owed JBIL in its entirety, sold a controlling interest in JBIL to Augustus Holding Limited, which is owned by several key members of JBIL’s management team. The management and organizational structure of JBIL did not change in connection with this change in ownership, and the JBIL investment personnel who provided services to the Portfolio prior to January 11, 2007, continue to provide such services. Although the management and organizational structure of JBIL has not changed, the change in ownership of JBIL constitutes a change in control which results automatically in the assignment and termination of the 2005 Agreement. JBIL also changed its name to Augustus Asset Managers Limited.

At a meeting held on November 2, 2006, the Adviser recommended, in contemplation of the change in ownership of JBIL, that the Board approve a new Investment Sub-Advisory Agreement between the Adviser and JBIL (the “New Agreement”). At the November 2 meeting, the Board, including a majority of the directors who are not “interested persons” within the meaning of the Investment Company Act of 1940 (the “1940 Act”), unanimously approved the New Agreement with JBIL, effective as of the date of the change in ownership of

JBIL (i.e., January 11, 2007). The Board approved the New Agreement without shareholder approval pursuant to the exemptive order from the SEC. The New Agreement was again approved by the Board, including a majority of the directors who are not “interested persons” within the meaning of the 1940 Act, at a Board meeting held on January 24, 2007. The New Agreement is identical in all material respects to the 2005 Agreement, except that the effective date of the New Agreement is different.

JBIL is a registered investment adviser under the Investment Advisers Act of 1940. Its principal place of business is at Bevis Marks House, 24 Bevis Marks, London, EC3A 7NE, England. Effective as of January 11, 2007, JBIL is owned by Augustus Holding Limited, with ownership of more than 10%, but less than 25%, of the voting securities of JBIL retained by Julius Baer Holdings Ltd. Each of the following members of JBIL’s management team owns a portion, but not 25% or more, of the voting securities of Augustus Holding Limited: Edward C. Dove, President and Director; Timothy Haywood, Chief Executive Officer, Chief Investment Officer and Director; Thomas O’Shea, Senior Portfolio Manager and Director; Adrian Owens, Senior Portfolio Manager and Director; Paul McNamara, Senior Portfolio Manager; and Andrew Snowball, Senior Portfolio Manager. The address of each such individual is Bevis Marks House, 24 Bevis Marks, London, EC3A 7NE, England, which is also the mailing address of JBIL. Other members of JBIL’s management team may also own a lesser percentage of the voting securities of Augustus Holding Limited.

The names and principal occupations of the principal executive officer and the directors of JBIL are set forth in the following table. The address of each such individual is Bevis Marks House, 24 Bevis Marks, London, EC3A 7NE, England, which is also the mailing address of JBIL.

Name	Title	Principal Occupation
Dove, Edward C.	President and Director	President
Haywood, Timothy	Chief Executive Officer, Chief Investment Officer and Director	Chief Executive Officer

O’Shea, Thomas	Senior Portfolio Manager and Director	Senior Portfolio Manager
Owens, Adrian	Senior Portfolio Manager and Director	Senior Portfolio Manager
Carter, Howard	Chairman	Chairman

No person who is an officer or director of the Fund is an officer or director of JBIL.

Philip Mann is the portfolio manager for the Portfolio. Mr. Mann has served as portfolio manager for the Portfolio since April 29, 2005, and has been a Vice President and Portfolio Manager with Julius Baer Group since 1987. Daniel Sheard serves as alternative manager for the Portfolio. Mr. Sheard joined JBIL in July 2006 and serves as Deputy Chief Investment Officer with responsibility for long-only and absolute return products. Mr. Sheard previously worked for Prudential M&G. Mr. Sheard was named Alternative Manager for the Portfolio prior to, and not in connection with, the change in ownership of JBIL.

JBIL does not currently serve as investment adviser to any other fund, registered with the SEC under the 1940 Act, that has an investment objective similar to the investment objective of the Portfolio.

INVESTMENT SUB-ADVISORY AGREEMENT

Information Concerning the New Investment Sub-Advisory Agreement with JBIL

The New Agreement with JBIL is materially identical to the 2005 Agreement with JBIL, except for a change in the effective date (the 2005 Agreement was effective January 27, 2005, while the New Agreement became effective January 11, 2007). In addition, a non-material change was made to the New Agreement to clarify that the Adviser will vote proxies for securities held in the Portfolio in accordance with the proxy voting policies and procedures adopted by the Fund, consistent with the Fund’s Statement of Additional Information. The New Agreement also reflects JBIL’s new name—Augustus Asset Managers Limited.

The New Agreement requires JBIL to perform the same services that it provided under the 2005 Agreement. Accordingly, the Portfolio will receive under the New Agreement sub-advisory services from JBIL that are materially identical to those it received from JBIL under the 2005 Agreement.

The New Agreement provides that, within the framework of the investment objectives, policies and restrictions of the Portfolio and applicable law, and subject to the supervision of the Adviser and the Board, JBIL is granted discretion to formulate and implement an overall program for managing the investment of the assets of the Portfolio, to amend and update such program from time to time as financial and other economic conditions warrant, and to take such steps as are necessary to implement the investment program by purchase and sale of securities.

The New Agreement requires the Adviser to arrange with the Portfolio’s custodian to have two short-term investment funds available which JBIL agrees to use for short-term investment of cash, subject to limitations under the 1940 Act. Under the New Agreement, JBIL is responsible for the management of cash, and JBIL is required to manage cash in full compliance with any applicable restrictions, including limitations under the 1940 Act.

The New Agreement states that the Adviser may, on occasion, enter into agreements for directed brokerage with certain brokers, and JBIL agrees to follow the Adviser’s direction regarding such directed brokerage. Otherwise, the New Agreement provides that, in placing orders or directing the placement of orders for the execution of portfolio transactions, JBIL is authorized to select brokers and dealers for the execution of the Portfolio’s transactions. In selecting such brokers or dealers, JBIL is authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services which enhance JBIL’s investment research and portfolio management capability generally. JBIL also may negotiate with and assign to a broker a commission which may exceed the commission which another broker would have charged for effecting the transaction if JBIL determines in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and/or research services provided by such broker, viewed in terms either of the Portfolio or JBIL’s overall responsibilities to JBIL’s discretionary accounts.

JBIL is required to provide reports to the Adviser or the Board concerning the investment activity and portfolio composition of the Portfolio in such form and at such intervals as the Adviser or the Board may from time to time reasonably request. The New Agreement requires JBIL to use the same skill and care in providing services to the Portfolio as it uses in providing services to other fiduciary accounts for which it has investment responsibility.

The New Agreement requires JBIL to pay all of its own expenses incurred in connection with its activities under the Agreement; however, all brokerage and custodial expenses relating to the operation of the Portfolio are to be borne by the Portfolio.

The New Agreement is effective upon approval by the Fund’s Board, including a majority of the directors who are not “interested persons” within the meaning of the 1940 Act, by a vote cast in person at a meeting called for the purposes of voting such approval. The New Agreement provides for an initial term of two years from the effective date of the agreement. The agreement is then renewed for successive annual terms, provided that such continuance is specifically approved at least annually by a vote of the holders of the majority of the outstanding voting securities of the Portfolio or by a vote of the majority of the Fund’s Board, and provided further that in either event the continuance is also approved by a majority of the directors who are not “interested persons” within the meaning of the 1940 Act, by vote cast in person at a meeting called for the purpose of voting on such approval.

The New Agreement may be terminated at any time without payment of penalty by the Fund’s Board or by a vote of a majority of the outstanding voting securities of the Portfolio on sixty days’ prior written notice to JBIL, or by the Adviser or JBIL upon sixty days’ prior written notice to the other. The New Agreement terminates automatically in the event of its assignment or upon any termination of the Investment Advisory Agreement between the Fund and the Adviser. The New Agreement may be modified only by mutual written agreement by the parties thereto.

The New Agreement provides that, except as otherwise provided by the 1940 Act, JBIL and its officers, directors, employees or agents are not subject to liability for any error of judgment or mistake of law or for any loss arising out of any investment or other act or omission in the performance by JBIL of its duties under the New Agreement or for any loss or damage resulting from the imposition by any government of exchange control restrictions which might affect the liquidity of the Portfolio’s assets, or from acts or omissions of the Adviser, custodians, securities depositories or other third parties, or from any war or political act of any foreign government to which such assets might be exposed, provided that nothing in the New Agreement protects JBIL against any liability to the Portfolio to which JBIL otherwise would be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties under the New Agreement, or by reason of JBIL’s reckless disregard of its obligations and duties under the New Agreement.

The New Agreement provides that for the services rendered, the facilities furnished, and the expenses assumed by JBIL, the Adviser (out of its fees received from the Portfolio, in accordance with the terms of the Investment Advisory Agreement between the Adviser and the Fund) will pay JBIL an annual sub-advisory fee as shown in the following table. The sub-advisory fee is accrued daily and paid to JBIL quarterly. The amount of the annual fee paid to JBIL is identical under the 2005 Agreement and the New Agreement.

New Agreement		2005 Agreement
Average Daily Net Assets	Rate	Average Daily Net Assets	Rate
All Assets of the Portfolio	0.30%	All Assets of the Portfolio	0.30%

Advisory and Subadvisory Fees

For the fiscal year ended December 31, 2006, the Portfolio paid the Adviser $393,729.35 for advisory services to the Portfolio.

For the fiscal year ended December 31, 2006, the Adviser (out of its fees received from the Portfolio) paid JBIL $196,848.18 for subadvisory services to the Portfolio.

Board Consideration of the New Investment Sub-Advisory Agreement with JBIL

At a meeting held on November 2, 2006, the Adviser recommended, in contemplation of the change in ownership of JBIL, that the Board approve a new Investment Sub-Advisory Agreement between the Adviser and JBIL. At the November 2 meeting, the Board, including a majority of the directors who are not “interested persons” within the meaning of the 1940 Act, unanimously approved the New Agreement with JBIL, effective as of the date of the change in ownership of JBIL (i.e., January 11, 2007). The Board approved the New Agreement without shareholder approval pursuant to the exemptive order from the SEC. The New Agreement was again approved by the Board, including a majority of the directors who are not “interested persons” within the meaning of the 1940 Act, at a Board meeting held on January 24, 2007. The New Agreement is identical in all material respects to the 2005 Agreement, except that the effective date of the New Agreement is different.

The directors receive a wide variety of materials and information throughout each year about the Portfolio’s investment performance, adherence to stated investment objectives and strategies, expenses, sales and redemptions, regulatory compliance and management. The directors meet personally with a senior officer of

JBIL at least once each year, and have the opportunity to review, discuss and evaluate the portfolio manager’s professional experience, credentials and performance. The directors also noted that on July 27, 2006, Edward C. Dove, then the Chief Executive Officer of JBIL (and now President) attended in-person a Fund Board of Directors meeting and made a detailed presentation on the Portfolio and JBIL. Mr. Dove also participated telephonically in the November 2, 2006 Board meeting. The directors also receive frequent updates on industry and regulatory developments and best practices.

The directors also requested and evaluated other information, including a report on JBIL’s organization and current staffing, detailed comparative expense and performance information, a report on brokerage allocation practices and related soft dollar arrangements, assurances that the Portfolio is being managed in accordance with its stated investment objectives, policies and limitations, assurances that all disclosures relating to the Portfolio and JBIL reflected in the Fund’s registration statement and other reports are complete and accurate, and assurance that the Portfolio and JBIL are operating in full compliance with applicable laws, regulations and exemptive orders. The directors also requested and reviewed a summary of JBIL’s code of ethics and overall compliance program.

The directors reviewed the terms of the New Agreement between the Adviser and JBIL and a memorandum from independent legal counsel outlining their legal duties and responsibilities as directors in connection with this review. In reaching their determination with respect to the approval of the New Agreement, the directors met in private session with independent legal counsel at which no representatives of the Adviser, JBIL or their respective affiliates were present.

In their deliberations, the directors did not identify any particular information that was all-important or controlling, and each director may have attributed different weights to the various factors. The directors evaluated all information available to them regarding the Portfolio.

The material factors and conclusions that formed the basis for the directors’ approval of the New Agreement (including the appropriateness of the fees payable to JBIL by the Adviser thereunder) were separately discussed by the directors. The directors determined that the overall arrangements between the Portfolio and JBIL, as provided in the New Agreement, are fair and reasonable in light of the services performed, expenses incurred and such other matters as the directors considered relevant in the exercise of their reasonable judgment.

Management Fee and Other Expenses

In preparation for the meeting on November 2, 2006, the directors requested and evaluated extensive materials, including a report prepared by Lipper Analytical Service, Inc. (“Lipper”) containing comparisons of the Portfolio’s investment management, transfer agency, custodial, audit, non-management, Rule 12b-1 and total expenses with industry peers independently selected by Lipper as well as Lipper peer group comparisons and quintile rankings. The Lipper report indicated that the Portfolio’s total expenses were slightly higher than its peer group average but that such Portfolio was less than one-third of the size of the average fund in the peer group. Based on the foregoing information, the directors concluded that, overall, the Portfolio’s expenses (which include the sub-advisory fee payable by the Adviser to JBIL in respect of the Portfolio) are not unreasonable.

The directors also reviewed the costs associated with the JBIL transaction (such as the costs of preparing and mailing this information statement) and approved the allocation of such costs between JBIL and the Portfolio.

Costs of Services Provided and Profitability to JBIL

The directors requested, but did not receive, an analysis of JBIL’s profitability in managing the Portfolio, but noted that sub-advisers such as JBIL do not typically disclose this proprietary information, and further noted that the New Agreement (including JBIL’s fees) had been negotiated by the Adviser on an arm’s length basis.

Investment Results

The directors noted a substantial erosion of relative performance by the Portfolio but noted the Portfolio’s much stronger longer-term performance. For example, for the nine months ended September 30, 2006, the Portfolio’s total return was in the 71st percentile of the Lipper Universe. For the one and five year periods ended September 30, 2006, the Portfolio’s total return was in the 92nd and 45th percentiles of the Lipper Universe. The directors noted that the funds in the Lipper Universe may invest varying amounts in non-investment grade bonds and securities from emerging markets, and in U.S. corporate obligations. U.S. corporate obligations may not be purchased by the Portfolio.

Based on the foregoing factors, the directors concluded that JBIL has provided the Portfolio with high quality advisory services during and prior to the last year.

Brokerage Transactions

JBIL generally selects and (where applicable) negotiates commissions with the brokers who execute the transactions for the Portfolio. The primary criteria for the selection of a broker is the ability of the broker, in the opinion of JBIL, to secure prompt execution of the transactions on favorable terms, including the reasonableness of the commission and considering the state of the market at the time. In selecting a broker, JBIL considers the quality and expertise of that brokerage and any research services (as defined in the Securities Exchange Act of 1934), and generally the Portfolio pays higher than the lowest commission rates available. Such research services include advice, both directly and in writing, as to the value of securities, the advisability of investing in, purchasing or selling securities, and the availability of securities or purchasers or sellers of securities, as well as analyses and reports concerning issues, industries, securities, economic factors and trends, portfolio strategy, and the performance of accounts. By allocating brokerage business in order to obtain research services for JBIL, the Portfolio enables JBIL to supplement its own investment research activities and allows JBIL to obtain the views and information of individuals and research staffs of many different securities research firms prior to making investment decisions for the Portfolio. To the extent such commissions are directed to these other brokers who furnish research services to JBIL, JBIL receives a benefit, not capable of evaluation in dollar amounts, without providing any direct monetary benefit to the Portfolio from these commissions.

There is no formula for the allocation by JBIL of the Portfolio’s brokerage business to any broker-dealers for brokerage and research services. However, JBIL will authorize the Portfolio to pay an amount of commission for effecting a securities transaction in excess of the amount of commission another broker would have charged only if JBIL determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker viewed in terms of either that particular transaction or JBIL’s overall responsibilities with respect to the accounts as to which it exercises investment discretion.

To the extent research services are used by JBIL in rendering investment advice to the Portfolio, such services would tend to reduce JBIL’s expenses. However, JBIL does not believe that an exact dollar amount can be assigned to these services. Research services received by JBIL from brokers or dealers executing transactions for the Portfolio will be available also for the benefit of other portfolios managed by JBIL, and conversely, research services received by JBIL in respect of transactions for such other portfolios will be available for the benefit of the Portfolio.

For the year ended December 31, 2006, the Portfolio paid no brokerage fees.

Affiliated Brokerage Commissions

Subject to the above considerations, JBIL may use a broker that is an affiliated person of the Fund, of the Adviser, or of JBIL, to effect transactions on a securities exchange for the Portfolio (“Affiliated Broker”). In order for an Affiliated Broker to effect any portfolio transactions for the Portfolio, the commissions, fees, or other remuneration received by the broker must be reasonable and fair compared to the commissions, fees, or other remuneration paid to other brokers in connection with comparable transactions involving similar securities being purchased or sold on a securities exchange during a comparable period of time. This standard limits Affiliated Brokers to receiving no more than the remuneration expected to be received by an unaffiliated broker in a commensurate arm’s-length transaction. Furthermore, the Board, including a majority of the independent directors, has adopted or approved procedures for JBIL that are reasonably designed to ensure that any commissions, fees, or other remuneration paid to an Affiliated Broker are consistent with the foregoing standard. Transactions with Affiliated Brokers also are subject to such fiduciary standards as applicable law imposes on JBIL and/or its Affiliated Brokers.

In addition, Section 11(a) of the Securities Exchange Act of 1934 provides that member firms of a national securities exchange may not effect transactions on such exchange for the account of an investment company of which the member firm or its affiliate is the investment adviser, except pursuant to the requirements of that Section.

During the year ended December 31, 2006, the Portfolio paid no commissions to any Affiliated Broker. As defined in rules under the Securities Exchange Act of 1934, an “Affiliated Broker” is a broker that is affiliated with the Fund, the Portfolio, the Adviser, or JBIL.

RECORD OF OUTSTANDING SHARES

The number of shares of the Portfolio outstanding at the close of business on January 25, 2007, is listed in the table below.

The officers and directors of the Portfolio cannot directly own shares of the Portfolio, and they cannot beneficially own shares of the Portfolio unless they purchase Variable Contracts issued by Minnesota Life. At January 25, 2007, the officers and directors of the Portfolio as a group beneficially owned less than one percent of the outstanding shares of the Portfolio, and Minnesota Life, for itself and through its separate accounts, was the only shareholder of the Portfolio. To the best knowledge of the Portfolio, no person other than Minnesota Life owned, of record or beneficially, 5% or more of the outstanding shares of the Portfolio as of January 25, 2007. Information as of January 25, 2007, with regard to Minnesota Life’s ownership of the Portfolio is provided below:

Fund	Shares Outstanding	Shares Owned by Minnesota Life Insurance Company	Percent of Outstanding Shares Owned by Minnesota Life Insurance Company
International Bond Portfolio	45,886,595.655	45,886,595.655	100%

REPORTS AVAILABLE

The Portfolio will furnish, without charge, a copy of its most recent annual report to shareholders and its most recent semi-annual report to shareholders succeeding such annual report, if available, to a Variable Contract owner upon request. Such requests should be directed to Minnesota Life Insurance Company, 400 Robert Street North, St. Paul, Minnesota 55101-2098, if made by mail, and to (800) 995-3850, if made by telephone.

SHAREHOLDER PROPOSALS

The Fund is not required to hold annual meetings of shareholders. Since the Fund does not hold regular meetings of shareholders, the anticipated date of the next meeting of shareholders cannot be provided. Any shareholder proposal that may properly be included in the proxy solicitation material for a meeting of shareholders must be received by the Fund no later than 120 days prior to the date proxy statements are mailed to shareholders.